EXHIBIT 4.15

THIS EXCHANGE AND COMPENSATION DEFERRAL AGREEMENT (the “Agreement”) is made as of the 30th of November, 2015 (the “Effective Date”), by and between BlueNRGY Group Limited, an Australian corporation (the “Company”), and William C. Morro (“Executive”).

WHEREAS, Executive was appointed as Managing Director of the Company effective January 27, 2015 (the “Commencement Date”) with a base compensation of US$350,000 per annum (the “Base Compensation”; and

WHEREAS, the Company has had insufficient funds to pay any of Executive’s Base Compensation through the Effective Date and does not foresee being able to do so prior to December 31, 2015; and

WHEREAS, in light of the Company’s inability to pay Executive’s Base Compensation, Executive has accrued unpaid base compensation from the Commencement Date through June 30, 2015 of $148,655.91 (the “H-1 Compensation”) and has accrued or will accrue additional unpaid base compensation of $87,500 for each of the calendar quarters ended September 30, 2015 and December 31, 2015 (respectively the “Q-3 Compensation” and “Q-4 Compensation”); and

WHEREAS, Executive is willing to exchange 100% of the H-1 Compensation plus 50% of the Q-3 Compensation (together being $192,405.91 and referred to hereinafter as the “Exchange Amount”) for Company ordinary shares, subject to the terms hereof and to defer the payment of a remainder of his base salary for calendar year 2015 (being $131,250 and referred to hereinafter as the “Deferred Amount”) until a date in calendar year 2016 that the Company is more likely to be in a position to pay Executive’s accrued base compensation; and

WHEREAS, the Company is willing to exchange any amount of Executive’s unpaid base compensation accrued during the 2015 calendar year for Company ordinary shares at a price of US$0.03785 per ordinary share (the “Exchange Price”) and would benefit from the deferral of the remainder of Executive’s calendar year 2015 base salary; and

WHEREAS, the Company’s Board of Directors has duly authorized the issuance to Executive of a number of ordinary shares (the “Exchange Securities”) as determined by the following formula:

Exchange Securities =	Exchange Amount
Exchange Price*

* subject to proportional adjustment for share splits and consolidations

WHEREAS, the exchange of the Exchange Amount for the Exchange Securities would be made in reliance upon an exemption from registration as set forth in Section 3.3 of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises and the mutual agreements, representations and warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.      Exchange. On December 1, 2015 (the “Exchange Date”), subject to the terms and conditions of this Agreement, the Executive shall exchange his right to receive base compensation equal to the Exchange Amount for the Exchange Securities and, in reliance upon an applicable exemption (as set forth in Section 3.3 hereof) from registration provided under the Securities Act of 1933, as amended (the “Securities Act”), the Company shall issue the Exchange Securities. On the Exchange Date, the following transactions shall occur (such transactions in this Section 1, the “Exchange”):

(a)      Upon consummation of the Exchange, an amount of the Company’s accrued base compensation obligation to Executive equal to the Exchange Amount shall be deemed to be satisfied and extinguished, subject to the provisions of Section 1(b) below.

(b)      In recognition of the fact that Executive will be obligated to pay taxes on the value of the Exchange Securities received in lieu of cash compensation and will not have funds to do so, the Company shall, prior to April 2016, pay to Executive a cash amount (the “Tax Gross-Up”) calculated as follows:

Gross-up Amount =	Executive Tax Rate * Exchange Amount
(1-Executive Tax Rate)

For purposes hereof, the Executive Tax Rate shall be calculated based on the highest combined marginal Illinois (5.0%) and U.S. federal (39.6%) tax rate for individuals, that is, 42.6%.

(c)      On the Exchange Date, or as soon thereafter as practicable, the Company shall cause the transfer agent for the Company ordinary shares (the “Transfer Agent”) to issue the Exchange Securities to the Executive.

(d)      The Company and the Executive shall execute and/or deliver such other documents and agreements as are customary and reasonably necessary to effectuate the Exchange.

(e)      The Company shall pay all applicable payroll and similar taxes that it would have been obligated to pay if the Exchange Amount were paid to Executive as a cash payroll payment in the ordinary course.

2.      Deferral of Compensation.

2.1      Executive hereby agrees that the Company may defer payment of his Base Compensation in an amount equal to the Deferred Amount until the earlier of March 31, 2016 or such date in calendar year 2016 as the Company’s Board of Directors determines, in its sole discretion, that the Company is able to pay the Deferred Amount in cash without jeopardizing Company operations.

2.2      Until such time as the Company has actually paid the Deferred Amount to Executive, Executive shall have the right to elect to exchange all or any part of the Deferred Amount for additional Exchange Securities at the Exchange Price (adjusted proportionally for stock splits or consolidations) in one or multiple exchanges. Executive may exercise such exchange right by giving written notice to the Company.

2.3      Any exchange of the Deferred Amount (or fraction thereof) for additional Exchange Securities shall be handled in a manner consistent with the exchange process set forth in Section 1 hereof, except that no Tax Gross-up shall apply or be paid to Executive in connection with an exchange of the Deferred Amount.

2.3      Upon consummation of any exchange of the Deferred Amount or any fraction thereof, the corresponding amount of Company’s accrued Base Compensation obligation to Executive shall be deemed to be satisfied and extinguished.

3.      Representations and Warranties of the Company. The Company hereby represents and warrants to Executive that:

3.1      Organization, Good Standing and Qualification. The Company is duly qualified to transact business generally and to effect the Exchange.

3.2      Authorization. All corporate action on the part of the Company, its Administrators, officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder and thereunder, including, without limitation, the authorization of the Exchange, and the issuance (or reservation for issuance) of the Exchange Securities shall have been taken on or prior to the Exchange Date.

3.3      Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Executive contained herein, the offer and issuance by the Company of the Exchange Securities are exempt from registration under the Securities Act and all applicable state securities laws. The offer and issuance of the Exchange Securities are exempt from registration under the Securities Act pursuant to the exemption provided by Section 3(a)(9) or other applicable exemption thereof.

3.4      Valid Issuance of the Securities. The Exchange Securities when issued and delivered in accordance with the terms of this Agreement, for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable.

3.5      No Consideration Paid. No commission or other remuneration has been paid by the Company for soliciting the exchange of the Exchange Amount or the Deferred Amount of Executive’s Base Compensation as contemplated hereby.

4.      Registration Rights

4.1      Unless Executive is otherwise permitted to sell the Exchange Securities pursuant to Rule 144 or any successor rule or another applicable exemption, Executive shall be entitled to the same registration rights for the Exchange Securities as purchasers of Securities in the Offering referenced in the Company’s November 12, 2015 filing with the U.S. Securities and Exchange Commission on Form 6-K.

5.      Representations and Warranties of the Executive. Executive hereby represents, warrants and covenants that:

5.1      Organization; Authority. Executive has the power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. This Agreement has been duly executed by Executive, and when delivered by Executive in accordance with the terms hereof, will constitute the valid and legally binding obligation of Executive.

5.2      Restricted Securities. Executive understands that the Exchange Securities are “restricted securities” as that term is used in Rule 144(a)(3) and have not been registered under the Securities Act or any applicable state securities law.

5.3      Executive Status. At the time the Executive was offered the Exchange Securities, it was, and as of the date hereof it is either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

5.4      Experience of the Executive. The Executive, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Exchange Securities, and has so evaluated the merits and risks of such investment. The Executive is able to bear the economic risk of an investment in the Exchange Securities and, at the present time, is able to afford a complete loss of such investment.

5.5      Reliance on Exemptions. The Executive understands that the Exchange Securities are being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and the Company and its outside counsel and the Company’s transfer agent are authorized to rely upon the truth and accuracy of, and the Executive’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Executive set forth herein in order to determine the availability of such exemptions, the eligibility of the Executive to acquire the Exchange Securities and in connection with the other matters set forth herein.

5.6 Rule 144 Representations.

(a)      No commission or other remuneration has been paid by the Executive to the Company in connection with the exchange of the Exchange Amount or will be paid in connection with the exchange of the Deferred Amount for the Exchange Securities as contemplated hereby.

6.      Intentionally Blank.

7.      Indemnification.

7.1      Indemnification by the Company. The Company agrees to indemnify, hold harmless, reimburse and defend the Executive and his agents and affiliates against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Executive or any such person which results, arises out of or is based upon (i) any material misrepresentation by Company or breach of any representation or warranty by Company in this Agreement or in any exhibits or schedules attached hereto, or other agreement delivered pursuant hereto; or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Company of any covenant or undertaking to be performed by the Company hereunder, or any other agreement entered into by the Company and Executive relating hereto.

7.2      Indemnification by the Executive. The Executive agrees to indemnify, hold harmless, reimburse and defend the Company and any of its officers, directors, agents, affiliates, members, managers, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage of any nature (including without limitation claims relating to the failure to include a restrictive legend on the Exchange Securities, if applicable) and reasonable legal fees related thereto, incurred by or imposed upon the Company or any such person which results, arises out of or is based upon (i) any material misrepresentation or misstatements of facts or the delivery of misleading or false information by the Executive or breach of any representation or warranty by the Executive in this Agreement or other agreement delivered pursuant hereto; or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Executive of any covenant or undertaking to be performed by the Executive hereunder, or any other agreement entered into by the Company and the Executive relating hereto.

8.      Miscellaneous

8.1      Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2      Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the laws of Australia, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than Australia.

8.3      Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.4      Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to (a) in the case of the Company to BlueNRGY Group Limited, 11th Floor, 32 Martin Place, Sydney, NSW 2000, Australia, Attention: Corporate Secretary e-mail: Richard.pillinger@bluenrgy.com or (b) in the case of the Executive, to the address as set forth on the signature page or exhibit pages hereof or, in either case, at such other address as such party may designate by TEN (10) business days advance written notice to the other parties hereto.

8.5      Intentionally Blank.

8.6      Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Executive.

8.7      Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.8      Entire Agreement. This Agreement represents the entire agreement and understandings between the parties concerning the Exchange and the other matters described herein and therein and supersedes and replaces any and all prior agreements and understandings solely with respect to the subject matter hereof and thereof.

8.9      Counterparts. This Agreement may be executed in counterparts, (including facsimile or .pdf counterparts transmitted digitally), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.10    Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and (d) references to “hereunder” or “herein” relate to this Agreement.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date provided above.

THE COMPANY

BLUENRGY GROUP LIMITED

By:	/s/ Richard Pillinger
Name: Richard Pillinger
Title: Chief Financial Officer and authorized signatory

EXECUTIVE:

	By:	/s/ William C. Morro
Name: William C. Morro
Address For Notices Under This Agreement:		410 South Michigan Ave., Suite 620
Chicago, IL 60605
USA
e-mail: w_morro@yahoo.com
Fax: +1
Tel: +1 312-957-4172

[Signature Page to Morro Exchange & Deferred Compensation Agreement]